Exhibit 99.13

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

August 15, 2013

Mr. John Williams

Memorial Resource Development, LLC

1310 McKinney Street, Suite 2100

Houston, Texas 77010

Re:	Evaluation Summary
Tanos Exploration, LLC Interests
Total Proved & Probable Reserves
Various Properties in Texas & Alabama
As of April 30, 2013

Pursuant to the Guidelines of the
Securities and Exchange Commission for
Reporting Corporate Reserves and
Future Net Revenue

Dear Mr. Williams:

As requested, this report was prepared on August 15, 2013 for Memorial Resource Development, LLC (“Memorial”) for the purpose of submitting our estimates of proved and probable reserves and forecasts of economics attributable to the subject interests based in Texas and Alabama. This update was based upon the December 31, 2012 report results rolled-forward to April 30, 2013, with property adjustments as directed, and prepared using constant prices and costs as specified by the Securities and Exchange Commission (“SEC”) guidelines. The results of this evaluation are presented in the accompanying tabulations, with a composite summary of the SEC Pricing values presented below:

		Proved	Proved
		Developed	Developed	Proved	Total
		Producing	Non-Producing	Undeveloped	Proved	Probable
Net Reserves
Oil	- Mbbl	372.6	17.8	97.1	487.6	137.3
Gas	- Mmcf	49,199.9	6,051.8	23,820.6	79,072.3	43,487.7
NGL	- Mbbl	916.2	198.4	655.0	1,769.6	1,413.1

Revenue
Oil	- M$	34,175.8	1,617.3	8,794.8	44,587.8	12,469.3
Gas	- M$	148,914.8	19,637.7	76,375.4	244,927.8	141,266.3
NGL	- M$	37,966.8	7,211.4	24,189.6	69,367.8	51,322.0

Severance Taxes	- M$	13,351.1	1,940.7	4,946.2	20,237.9	9,326.9
Ad Valorem Taxes	- M$	5,526.2	711.6	2,734.0	8,971.8	5,126.4

Operating Expenses	- M$	56,292.0	5,606.8	9,463.3	71,362.1	14,126.8
Other Deductions	- M$	6,292.1	173.4	3,418.7	9,884.2	7,277.7

Investments	- M$	0.0	6,599.0	37,175.0	43,774.0	73,075.6

Net Operating Income (BFIT)	- M$	139,596.0	13,434.8	51,622.5	204,653.4	96,124.3

Discounted @ 10% (Present Worth)	- M$	71,290.9	1,270.3	12,407.9	84,969.2	16,808.4

Tanos Exploration, LLC Interests

August 15, 2013

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting there taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Our estimates are for proved and probable reserves only and do not include any possible reserves nor have any values been attributed to interest in acreage beyond the location for which undeveloped reserves have been estimated. The Total Proved category is the summation of the Proved Developed Producing, Proved Developed Non-Producing, and Proved Undeveloped estimates. The Proved Developed category is the summation of the Proved Developed Producing and Proved Developed Non-Producing.

Presentation

Presented in this report are various Tables I, Summary Plots and Tables II. The Tables I present composite reserve estimates and economic forecasts for Total Proved (“TP”), Proved Developed (“PD”), Proved Developed Producing (“PDP”), Proved Developed Non-Producing (“PDNP”), Proved Undeveloped (“PUD”) and Probable (“PROB”) reserve categories. Table II “one-line” summaries are included that present estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and 10% discounted cash flow for the individual properties that make up the corresponding Table I.

For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter. The data presented in the composite Table 1 are explained in page one (1) of the Appendix.

Hydrocarbon Pricing

The base SEC oil and gas prices calculated for April 30, 2013 were $92.13/bbl and $3.14/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the un-weighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA/WSJ) from May 2012 - April 2013 and the base gas price is based upon Henry Hub spot prices (EIA/WSJ) from the same time period.

Price differentials were calculated based on historical data and applied as provided. Oil price differentials were generally applied by meter and varied between -47% and 13% of WTI. Gas price differentials varied between -60% and 31% of Henry Hub, and NGL differentials varied between -68% and -39% of WTI. These adjustments may include basis differentials, transportation charges and/or crude quality and gravity corrections. Gas shrinkage and heating content (BTU) was applied on a meter basis. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $91.452 per barrel for oil, $3.098 per MCF for gas and $39.200 per barrel for NGL volumes. All economic factors were held constant in accordance with SEC guidelines.

Tanos Exploration, LLC Interests

August 15, 2013

Expenses, Taxes and Investments

Routine lease operating expenses (“LOE”), other deductions and investments were forecast unescalated on a per meter basis as furnished by your office. Certain wells have variable gas treating fees and/or water treatment expenses, which are reflected in Other Deductions (column 27) in the attached tables.

Severance tax values and ad valorem tax values were also provided by your office and were applied accordingly to oil and gas revenue. Certain producing properties and future drills that qualified for reduced taxes due to High Cost Gas status were forecast with reduced gas severance taxes for the first ten years of production, and then returned to a normal Texas rate of 7.5% of gas revenue. Oil severance taxes were forecast at normal rates of 4.6% of oil revenue for all properties. Ad valorem taxes were forecast at 2.5% of revenue for Texas wells.

Risking

Reserves and economics were not risked for any of the properties in this report. The tables in this report show unrisked numbers.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages three (3) and four (4) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

This evaluation includes 11 proved undeveloped locations. Each of the drilling locations proposed as part of Tanos’ development plans conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, Tanos has indicated they have every intent to complete this development plan within the next five (5) years. Furthermore, Tanos has demonstrated that they have the proper company staffing, financial backing and prior development success to ensure this five-year development plan will be fully executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described in page two (2) of the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves for Tanos Exploration, LLC properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

Tanos Exploration, LLC Interests

August 15, 2013

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, Senior Vice President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or Tanos Exploration, LLC and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC. TEXAS REGISTERED ENGINEERING FIRM F-693
W. TODD BROOKER, P.E. SENIOR VICE PRESIDENT